Exhibit 10.2

MULTILATERAL MANAGEMENT SERVICES AGREEMENT

Dated as of December 8, 2016
by and among
PATTERN ENERGY GROUP INC.,
PATTERN ENERGY GROUP LP,
and
PATTERN ENERGY GROUP 2 LP

US 4776729

MULTILATERAL MANAGEMENT SERVICES AGREEMENT
THIS MULTILATERAL MANAGEMENT SERVICES AGREEMENT (the “Agreement”) is made as of this 8th day of December, 2016 (the “Effective Date”), by and among PATTERN ENERGY GROUP INC., a Delaware corporation (“PEG Inc.”), PATTERN ENERGY GROUP LP, a Delaware limited partnership (“PEG 1”), and PATTERN ENERGY GROUP 2 LP, a Delaware limited partnership (“PEG 2”). Each of PEG Inc., PEG 1, and PEG 2 is referred to herein as a “Party” and collectively as the “Parties.”
WITNESSETH:
WHEREAS, PEG Inc. and PEG 1 entered into a Bilateral Management Services Agreement, dated as of October 2, 2013 (the “Initial Agreement”), as amended by the First Amendment to Bilateral Management Services Agreement dated as of July 3, 2015, whereby each of PEG Inc. and PEG 1 wishes to engage the other to provide certain management services and each of PEG Inc. and PEG 1 wishes to accept such engagement to provide such services for the benefit of the other in accordance with the terms and conditions set forth therein;
WHEREAS, the Parties desire to amend and restate the Initial Agreement to add PEG 2 as a party hereto;
WHEREAS, the Parties contemplate the transfer of PEG 1 employees and employees of its subsidiaries into PEG Inc. upon the occurrence of certain events, after which the services provided by PEG 1 will be internalized by PEG Inc. as set forth herein; and
WHEREAS, entering into this Agreement is mutually beneficial to all Parties as the Parties will be sharing the costs of such services and by so doing will reduce the respective costs of each Party.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby amend and restate the Initial Agreement in its entirety and further agree as follows:
ARTICLE I.
DEFINITIONS AND USAGE
Section 1.01 Definitions. Unless the context shall otherwise require or the express terms of this Agreement shall otherwise provide, capitalized terms used herein shall have the following meanings:
“Affiliate” of a specified Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified.
“Agreement” is defined in the preamble.
“Effective Date” is defined in the preamble.
“Employee Reintegration” is defined in Section 6.01.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“NASDAQ” means the NASDAQ Global Market.
“notices” is defined in Section 12.05.
“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization or governmental authority.
“PEG 1” is defined in the preamble.

“PEG 1 Services” means the services set forth in Section 2.02.
“PEG 2” is defined in the preamble.
“PEG Inc.” is defined in the preamble.
“PEG Inc. Services” means the services set forth in Section 3.02.
“Reference Rate” means the rate as published, from time to time, in The Wall Street Journal as the prime lending rate or “prime rate” plus one percent (1%).
“Reintegration Event” is defined in Section 6.01.
“Senior Officer” means an officer that has been appointed to the relevant Party’s management committee, board or similar body charged with the management of such Party.
“Shared PEG Executives” means the senior executives of PEG Inc. who will provide executive management services to PEG 1 or PEG 2 in accordance with Section 3.01 and devote the percentage of time and have the responsibilities to PEG 1 or PEG 2, in each case, as set forth on Schedule 1 hereto (as such schedule may be updated by mutual agreement of the Parties from time to time).
“Support Assets” means any asset or assets that may be reasonably necessary for and related to the administration of PEG Inc.’s business, such as computer hardware, software, data back-up infrastructure, facilities and any other assets as may be reasonably determined by PEG Inc.
“Term” is defined in Section 9.01.
“Total Market Capitalization” means the aggregate value of PEG Inc.’s issued and outstanding Class A Shares (assuming that all of PEG Inc.’s then outstanding Class B Shares had converted into Class A Shares on a one-forone basis prior to such date) determined based on the daily volume weighted average price of the Class A Shares on the NASDAQ (or the then primary securities exchange or association or over-thecounter market on which the Class A Shares are listed for trading).
“Trading Day” means a day on which the Class A Shares:
(i)are not suspended from trading on any national or regional securities exchange or association or over-thecounter market at the close of business; and
(ii)    have traded at least once on the NASDAQ or the national or regional securities exchange or association or over-thecounter market that is the primary market for the trading of the Class A Shares.
“Transaction” is defined in Section 12.09(c).

ARTICLE II
PEG 1’S RESPONSIBILITIES
Section 2.01 PEG 1 Services. PEG 1 shall make its personnel and the personnel of its subsidiaries available to PEG Inc. and PEG 2 to provide and perform the following services for PEG Inc., PEG 2 and their respective Affiliates and project entities in accordance, subject to Section 7.01, with the scope, instruction, and policies of PEG Inc. or PEG 2, as applicable (the “PEG 1 Services”):
(a)    day-today administrative services;
(b)    services related to accounting and tax, including, preparation and filing of tax returns and maintaining books and records;
(c)    services related to preparation of annual consolidated financial statements, and quarterly interim financial statements;
(d)    services related to regulatory reporting and other public filings and disclosures;
(e)    services related to preparation of annual budgets;
(f)    legal and corporate secretarial support and other corporate services;
(g)    services related to financial analysis, financing, and, when requested to do so, assisting in the process of raising capital by way of debt, equity or otherwise;
(h)    services related to human resources support and administration;
(i)    services related to information technology support;
(j)    providing advice with respect to issues concerning project development, permitting, construction management and engineering, power marketing, environmental management and implementation;
(k)    providing assistance in connection with PEG Inc.’s pursuit of acquisition opportunities;
(l)    services related to obtaining and maintaining insurance;
(m)    services related to maintaining required governmental approvals and permits and preparing and submitting filings with respect to PEG Inc.’s projects;
(n)    services with respect to compliance with applicable laws and other obligations of PEG Inc. and PEG 2 and their respective projects;
(o)    supervising and monitoring PEG Inc.’s and PEG 2’s and their respective counterparties’ compliance with the terms and conditions of PEG Inc.’s and PEG 2’s respective contracts and performing on behalf of PEG Inc. and PEG 2 reporting and other routine administrative responsibilities under such contracts; and
(p)    performing such other tasks of an administrative nature as PEG Inc. or PEG 2 may reasonably request from time to time in connection with or related to PEG Inc. or PEG 2, their respective Affiliates and/or their respective operations.
Prior to taking any action that will materially diminish its ability to provide the Services as contemplated under this Agreement, PEG 1 will provide PEG Inc. and PEG 2 with advance written notice of such anticipated action. PEG Inc.

and PEG 2 shall then have a period of 30 days to deliver a written response to PEG 1, either consenting to such action or stating that such action may only be taken following a notice period of 4 months. Failure by PEG Inc. or PEG 2 to deliver such response within such 30 period shall be deemed, with respect to such respective party, consent of the described action. For the avoidance of doubt, PEG 1 may determine, in its sole discretion based on its own business considerations, to take any such action.
ARTICLE III
PEG INC.’S RESPONSIBILITIES
Section 3.01 PEG Inc. Services. PEG Inc. shall make its personnel and the personnel of its subsidiaries available to PEG 1 and PEG 2 to provide and perform the following services for PEG 1, PEG 2, and their respective Affiliates in accordance, subject to Section 6.01, with the scope, instruction, and policies of PEG 1 or PEG 2, as applicable (the “PEG Inc. Services”):
(a)    act as a Shared PEG Executive, as agreed from time to time (with the Shared PEG Executives on the Effective Date indicated on Schedule 1 hereto);
(b)    support PEG 1’s and PEG 2’s development activities, analysis of development opportunities and cost analysis and assist with respect to issues concerning project operations and maintenance to the extent required for PEG 1’s or PEG 2’s development activities; and
(c)    perform such other tasks of an administrative nature as PEG 1 or PEG 2 may reasonably request from time to time in connection with or related to PEG 1 or PEG 2 and/or their respective business activities;
ARTICLE IV
STANDARD OF PERFORMANCE
Section 4.01 Diligence, Care and Prudence. Each Party shall use such diligence, care and prudence in the performance of its duties, including each Party’s respective services set forth in Article II and Article III hereof and shall devote such time, effort and skills, and shall cause its employees and the employees of its subsidiaries to devote such time effort and skills, as an ordinary professional in like position would do in like circumstances, with like executive responsibilities and fiduciary duties in the case of those employees that serve as executive officers of PEG Inc. who also serve as executive officers of either PEG 1 or PEG 2 (or both), but subject to and in accordance with the provisions of this Agreement.
Section 4.02 Limitation on Liability. A Party shall have no liability under this Agreement for failure to take actions as to which it has requested in writing the instruction of the other Party to perform if such instruction is not timely given.
ARTICLE V
COMPENSATION AND PAYMENT
Section 5.01 PEG 1 Services. PEG Inc. and PEG 2 shall pay and reimburse PEG 1 for the PEG 1 Services as follows:
(a)    Reimbursable Costs.
(i) PEG Inc. shall reimburse PEG 1 for PEG Inc.’s allocable share of the costs incurred by PEG 1, on behalf of PEG Inc. in providing the PEG 1 Services. Such costs are expected to include, among other things, the share of costs allocable to PEG Inc. for internal, general and administrative overhead expenses (including rent, utilities, taxes, service contracts, office supplies, insurance and other such costs), and compensation provided to the personnel of PEG 1.

(ii) PEG 2 shall reimburse PEG 1 for PEG 2’s allocable share of the costs incurred by PEG 1, on behalf of PEG 2 in providing the PEG 1 Services. Such costs are expected to include, among other things, the share of costs allocable to PEG 2 for internal, general and administrative overhead expenses (including rent, utilities, taxes, service contracts, office supplies, insurance and other such costs), and compensation provided to the personnel of PEG 1.
(b)    Reimbursable Expenses.
(i) PEG Inc. shall reimburse PEG 1, for PEG Inc.’s allocable share of all outof-pocket expenses that PEG 1 incurs or pays in connection with the performance of the PEG 1 Services.
(ii) PEG 2 shall reimburse PEG 1, for PEG 2’s allocable share of all outof-pocket expenses that PEG 1 incurs or pays in connection with the performance of the PEG 1 Services.
(c)    Methodology. The allocation of costs and expenses attributable to PEG Inc. and PEG 2 under Sections 5.01(a) and (b) above shall be calculated in accordance with the methodology set forth on Exhibit A.
(d)    Certain Fees. For the PEG 1 Services set forth in Section 2.01(j) in addition to any reimbursements due under Sections 5.01(a) and (b) above, PEG Inc. and PEG 2 shall pay a fee in an amount equal to 5% of the cost of such services (such cost to be determined in accordance to Section 5.01(c)) and the fee shall be payable in accordance with Section 5.03.
Section 5.02 PEG Inc. Services. PEG 1 and PEG 2 shall pay and reimburse PEG Inc. for the PEG Inc. Services as follows:
(a)    Reimbursable Costs.
(i) PEG 1 shall reimburse PEG Inc. for PEG 1’s allocable share of the costs incurred by PEG Inc. on behalf of PEG 1 in providing the PEG Inc. Services. Such costs are expected to include, among other things, the share of costs allocable to PEG 1 for internal, general and administrative overhead expenses (including rent, utilities, taxes, service contracts, office supplies, any Support Assets transferred to PEG Inc. by PEG 1 pursuant to the Purchase Right herein, insurance and other such costs), and compensation provided to the personnel of PEG Inc., including, for the avoidance of doubt, compensation provided to executive officers of PEG Inc. who also serve as executive officers of PEG 1.
(ii) PEG 2 shall reimburse PEG Inc. for PEG 2’s allocable share of the costs incurred by PEG Inc. on behalf of PEG 2 in providing the PEG Inc. Services. Such costs are expected to include, among other things, the share of costs allocable to PEG 2 for internal, general and administrative overhead expenses (including rent, utilities, taxes, service contracts, office supplies, any Support Assets transferred to PEG Inc. by PEG 2 pursuant to the Purchase Right herein, insurance and other such costs), and compensation provided to the personnel of PEG Inc., including, for the avoidance of doubt, compensation provided to executive officers of PEG Inc. who also serve as executive officers of PEG 2.
(b)    Reimbursable Expenses.
(i) PEG 1 shall reimburse PEG Inc. for PEG 1’s allocable share of all out-ofpocket expenses that PEG Inc. incurs in connection with the performance of the PEG Inc. Services.
(ii) PEG 2 shall reimburse PEG Inc. for PEG 2’s allocable share of all out-ofpocket expenses that PEG Inc. incurs in connection with the performance of the PEG Inc. Services.
(c)    Methodology. The allocation of costs and expenses attributable to PEG 1 and PEG 2 shall be calculated in accordance with the methodology set forth on Exhibit A.

(d)    Certain Fees. For the PEG Inc. Services set forth in Section 3.01(b), in addition to any reimbursements due under Sections 5.02(a) and (b) above, PEG 1 shall pay a fee, in the aggregate, in an amount equal to 5% of the cost of such services (such cost to be determined in accordance to Section 5.02(c)) and the fee shall be payable in accordance with Section 5.03.
Section 5.03 Billing and Payment. Within thirty (30) days following submission by a Party of an invoice to the other Party reflecting any fees, costs and expenses due and payable by the other Party (which invoice shall include copies of third party invoices identifying and substantiating, in reasonable detail, the nature of such fees, costs and expenses and the basis for reimbursement thereof), the receiving Party shall:
(a)    Make such payment of the fees, costs and expenses, less any portion of such fees, costs and expenses that the receiving Party disputes in good faith;
(b)    With respect to any disputed portion of such invoice, provide the billing Party with a written statement explaining, in reasonable detail, the basis for such dispute. The parties shall attempt to resolve any such disputed portion. In the event that the Parties are unable to resolve such dispute, the provision of Article VIII hereof shall apply; and
(c)    Any amount owed hereunder that remains unpaid more than ten (10) days after the date such amount is due and payable under this Agreement shall accrue interest at the Reference Rate beginning on the first (1st) day after such amount became due and payable.
Section 5.04     Records. Each Party shall retain copies of invoices submitted by it under this Agreement and of any third party invoices or similar documentation contained or reflected therein, for a minimum period of three (3) years or such longer period to the extent required by law.
ARTICLE VI
REINTEGRATION EVENT
Section 6.01 Reintegration Event. PEG Inc. shall have the option, exercisable by delivery of written notice of exercise to PEG 1 at any time prior to December 31, 2017, to require PEG 1 to cause the employees of PEG 1 and its subsidiaries to become employees of PEG Inc. and its subsidiaries (the “Employee Reintegration” and the date, if any, such notice is so delivered, the “Reintegration Event”). From and after the occurrence of the Reintegration Event, PEG Inc., PEG 1, and PEG 2 will cooperate to cause the Employee Reintegration to occur by the six month anniversary of the Reintegration Event or as soon as reasonably practical thereafter.
Section 6.02 No Payments. Neither PEG 1 nor PEG 2 will be required to make any payments to PEG Inc. upon the occurrence of the Employee Reintegration other than with respect to any employee related liabilities (such as vacation accrual or medical reimbursements) assumed by PEG Inc. PEG Inc. will not be required to make any payments to PEG 1 or PEG 2 upon the occurrence of the Employee Reintegration, other than the payment of any statutory severance payments that may be due and payable to Canadian and Chilean employees as result of the Reintegration Event.
Section 6.03 Services Following the Employee Reintegration. Following the Employee Reintegration, the PEG 1 Services set forth in Section 2.01 shall be deemed to be included in the PEG Inc. Services set forth in Section 3.01. PEG Inc. shall thereafter continue to provide the PEG Inc. Services to PEG 1 and PEG 2 (including, for the avoidance of doubt, such capabilities that as result of the Employee Reintegration shall have become capabilities of PEG Inc.), solely to the extent requested by PEG 1 or PEG 2 in connection with the development activities of PEG 1 or PEG 2, as applicable.
Section 6.04 Reimbursement following Employee Integration. Following the Employee Reintegration, PEG 1 and PEG 2 will continue to pay PEG Inc. for the PEG Inc. Services being provided to PEG 1 or PEG 2, as applicable, consistent with Section 5.02, provided, that Section 5.02(d) shall not apply.

Section 6.05 Transition. The Parties shall mutually cooperate to cause the employees of PEG 1 and its subsidiaries to become the employees of PEG Inc. and to execute all employment and other agreements and documents necessary to implement the Employee Reintegration.
ARTICLE VII
EMPLOYMENT OF PERSONNEL
Section 7.01 Personnel. Notwithstanding any other provision of this Agreement to the contrary, (i) prior to the occurrence of the Employee Integration, all personnel performing the PEG 1 Services shall perform such services under the direction and supervision of PEG 1 and its subsidiaries and shall at all times remain employees or independent contractors, as the case may be, of PEG 1 or one of its subsidiaries (other than PEG Inc.) or a third party and shall not become or be deemed to be employees of PEG Inc. or PEG 2 or any of their respective subsidiaries, and (ii) all personnel performing the PEG Inc. Services shall perform such services under the direction and supervision of PEG Inc. and its subsidiaries and shall at all times remain employees or independent contractors, as the case may be, of PEG Inc. or one of its subsidiaries or a third party and shall not become or be deemed to be employees of PEG 1 or PEG 2 or any of their respective subsidiaries. No person shall perform any services hereunder not authorized to be performed hereunder by such person.
ARTICLE VIII
DISPUTE RESOLUTION
Section 8.01 Procedure. The Parties shall attempt, in good faith, to resolve or cure all disputes by mutual agreement in accordance with this Article VIII before initiating any legal action or attempting to enforce any rights or remedies hereunder (including termination), at law or in equity (regardless of whether this Article VIII is referenced in the provision of this Agreement which is the basis for any such dispute). If there is a dispute as to whether a breach or default has occurred or if any other dispute under this Agreement has arisen, any Party may give notice thereof to the other Parties which notice shall describe in reasonable detail the basis and specifics of the alleged breach, default or dispute. Within five (5), or such other time as the Parties may agree, days after delivery of such notice, the designated representatives of all Parties shall meet to discuss and attempt to resolve or cure such dispute or alleged breach or default. If such representatives are unable to resolve the dispute or alleged breach or default within fifteen (15) days after delivery of such notice, the matter shall be referred to a “Senior Officer” of PEG Inc., a “Senior Officer” of PEG 1, and a “Senior Officer” of PEG 2, for resolution or cure. If the Senior Officers are unable to resolve the matter within ten (10) days after the matter has been referred to them, the Parties may have recourse to mediation, arbitration or other alternative dispute resolution mechanism of their mutual selection. If the Parties cannot agree on an alternative dispute resolution mechanism, each Party may pursue its own legal remedies.
Section 8.02 Continuation of Work. Pending final resolution of any dispute, the Parties shall continue to fulfill their respective obligations under this Agreement; provided, however, that a Party may withhold any amount that is the subject of dispute from any payment otherwise due hereunder during the pendency of any dispute resolution proceeding, including the pursuit of legal remedies. Upon a Party prevailing in such dispute, the other Parties shall immediately pay to the prevailing Party the unpaid amount in dispute with interest thereon, which interest shall accrue, at the Reference Rate, for each day from and including the date on which such amount was originally due to, but excluding, the date of actual payment thereof.
ARTICLE IX
COMMENCEMENT AND TERMINATION
Section 9.01 Term. This Agreement shall commence on the Effective Date and continue in full force and effect, unless terminated (in whole or in part) in accordance with Section 9.03, Section 9.04, or Section 9.05 (the “Term”).
Section 9.02 Cooperation. In connection with any termination of this Agreement each Party shall cooperate with all reasonable requests of the other Parties in connection with the transition of its respective services to the entity selected by the other Parties, if applicable, to undertake such services after such termination of the Term. Following any termination pursuant to Section 9.03, neither PEG 1 nor PEG 2 shall be entitled to reimbursement of costs and expenses other than reimbursement for the services and reasonable expenses incurred by PEG 1 or PEG 2, as applicable, in connection with the transition of the PEG Inc. Services pursuant to this Section 9.02 for the period after such termination. Following any termination pursuant to Section 9.04, neither PEG 2 nor PEG Inc. shall be entitled to reimbursement of costs and expenses other than reimbursement for the services and reasonable expenses incurred by PEG 2 or PEG Inc., as applicable, in connection with the transition of the PEG 1 Services pursuant to this Section 9.02 for the period after such termination.
Section 9.03 Early Termination by PEG Inc. PEG Inc. may terminate this Agreement with respect to PEG 1 or PEG 2, as applicable, effective upon written notice of termination to PEG 1 and PEG 2, as applicable, if:
(a)    PEG 1 or PEG 2, as applicable, defaults in the performance or observance of any material term, condition or agreement contained in this Agreement and such default continues for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30day period; provided, however, that if the fact, circumstance or condition that is the subject of such obligation cannot reasonably be remedied within such 30day period and if, within such period, PEG 1 or PEG 2, as applicable, provides reasonable evidence to PEG Inc. that it has commenced, and thereafter proceeds with all due diligence, to remedy the fact, circumstance or condition that is the subject of such obligation, such period shall be extended for a reasonable period satisfactory to PEG Inc., acting reasonably, for PEG 1 or PEG 2, as applicable, to remedy the same;
(b)    PEG 1 or PEG 2, as applicable, engages in any act of gross negligence, fraud or wilful misconduct in performance of its obligations under this Agreement;
(c)    PEG 1 or PEG 2, as applicable, makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency; or
(d)    PEG 1 or PEG 2, as applicable, or substantially all of their respective assets, is acquired by an unrelated third party.
Section 9.04     Early Termination by PEG 1. PEG 1 may terminate this Agreement with respect to PEG Inc. or PEG 2, as applicable, effective upon written notice of termination to PEG Inc. or PEG 2, as applicable, if:
(a)    PEG Inc. or PEG 2, as applicable, defaults in the performance or observance of any material term, condition or agreement contained in this Agreement and such default continues for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30day period; provided, however, that if the fact, circumstance or condition that is the subject of such obligation cannot reasonably be remedied within such 30day period and if, within such period, PEG Inc. or PEG 2, as applicable, provides reasonable evidence to PEG 1 that it has commenced, and thereafter proceeds with all due diligence, to remedy the fact, circumstance or condition that is the subject of such obligation, such period shall be extended for a reasonable period satisfactory to PEG 1, acting reasonably, for PEG Inc. or PEG 2, as applicable, to remedy the same;
(b)    PEG Inc. or PEG 2, as applicable, engages in any act of gross negligence, fraud or wilful misconduct in performance of its obligations under this Agreement; or
(c)    PEG Inc. or PEG 2, as applicable, makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency.
Section 9.05 Early Termination by PEG 2. PEG 2 may terminate this Agreement with respect to PEG Inc. or PEG 1, as applicable, effective upon written notice of termination to PEG Inc. or PEG 1, as applicable, if:
(a)    PEG Inc. or PEG 1, as applicable, defaults in the performance or observance of any material term, condition or agreement contained in this Agreement and such default continues for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30day period; provided, however, that if the fact, circumstance or condition that is the subject of such obligation cannot reasonably be remedied within such 30day period and if, within such period, PEG Inc. or PEG 1, as applicable, provides reasonable evidence to PEG 2 that it has commenced, and thereafter proceeds with all due diligence, to remedy the fact, circumstance or condition that is the subject of such obligation, such period shall be extended for a reasonable period satisfactory to PEG 2, acting reasonably, for PEG Inc. or PEG 1, as applicable, to remedy the same;
(b)    PEG Inc. or PEG 1, as applicable, engages in any act of gross negligence, fraud or wilful misconduct in performance of its obligations under this Agreement; or
(c)    PEG Inc. or PEG 1, as applicable, makes a general assignment for the benefit of its creditors, institutes proceedings to be adjudicated voluntarily bankrupt, consents to the filing of a petition of bankruptcy against it, is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent, seeks reorganization under any bankruptcy law or consents to the filing of a petition seeking such reorganization or has a decree entered against it by a court of competent jurisdiction appointing a receiver liquidator, trustee or assignee in bankruptcy or in insolvency.
ARTICLE X
INDEMNIFICATION AND LIMITATION OF LIABILITY
Section 10.01 Indemnification.
(a)    Each of PEG 1 and PEG 2 shall, individually and not joint and severally, indemnify and hold PEG Inc., its officers, directors, shareholders, employees, representatives, and agents acting on their behalf harmless from any damage, loss, liability or expense (including reasonable attorneys’ fees) incurred by PEG Inc. as a result of PEG 1’s or PEG 2’s, as applicable, performance of its respective obligations under this Agreement, except to the extent such damage, loss, liability or expense results from PEG Inc.’s gross negligence, fraud, wilful misconduct or breach of its obligations under this Agreement.
(b)    Each of PEG Inc. and PEG 1 shall, individually and not joint and severally, indemnify and hold PEG 2, its officers, partners, members, employees, representatives and agents acting on their behalf harmless from any damage, loss, liability or expense (including reasonable attorneys’ fees) incurred by PEG 2 as a result of PEG Inc.’s or PEG 1’s, as applicable, performance of its respective obligations under this Agreement, except to the extent such damage, loss, liability or expense results from PEG 2’s gross negligence, fraud, wilful misconduct or breach of its obligations under this Agreement.
(c)    Each of PEG Inc. and PEG 2 shall, individually and not joint and severally, indemnify and hold PEG 1, its officers, partners, members, employees, representatives and agents acting on their behalf harmless from any damage, loss, liability or expense (including reasonable attorneys’ fees) incurred by PEG 1 as a result of PEG Inc.’s or PEG 2’s, as applicable, performance of its respective obligations under this Agreement, except to the extent such damage, loss, liability or expense results from PEG 1’s gross negligence, fraud, wilful misconduct or breach of its obligations under this Agreement.

Section 10.02 Exclusion of Consequential Damages. None of PEG Inc., PEG 1, or PEG 2 shall be liable hereunder for punitive, consequential or indirect damages of any nature including, but not limited to, damages for lost profits or revenues or the loss or use of such profits or revenue.
Section 10.03 Total Limitation on Liability. Each Party’s total liability to the other Party in any fiscal year during the Term on all claims of any kind, whether based on contract, indemnity, warranty, tort (including negligence), strict liability or otherwise, for all losses or damages arising out of, connected with, or resulting from this Agreement or from the performance or breach thereof, or from any services covered by or furnished during the Term of this Agreement, shall in no case exceed the aggregate value of the fees paid to the indemnified party for such fiscal year; provided, however, the foregoing limitation on liability shall not apply to damage to a Party caused by the gross negligence, fraud or willful misconduct of another Party with respect to the subject matter of this Agreement.
Section 10.04 Survival. For the avoidance of doubt, the provisions of this Article X shall survive the completion of the respective services rendered under, or any termination or purported termination of, this Agreement.
ARTICLE XI
RIGHT TO PURCHASE CERTAIN ASSETS
Section 11.01 Purchase Right. PEG 1 and PEG 2 hereby grant to PEG Inc. the unconditional right and option to purchase for fair market value (as determined in accordance with this Agreement) any Support Assets, exercisable by PEG Inc. in its sole discretion at any time during the Term (the “Purchase Right”), and PEG 1 or PEG 2, as applicable, will take all actions necessary to cause the sale and transfer to PEG Inc. of any Support Assets with respect to which PEG Inc. has exercised the Purchase Right.
Section 11.02 Procedure. PEG Inc. shall deliver to PEG 1 or PEG 2, as applicable, written notice upon the exercise of the Purchase Right, which notice shall specify the Support Assets with respect to which PEG Inc. is exercising the Purchase Right. Thereafter, the Parties will negotiate in good faith the fair market value that PEG Inc. will pay PEG 1 or PEG 2, as applicable, for any Support Asset being purchased and the other terms and conditions with respect thereto. The Parties will complete the purchase and sale within thirty (30) days following receipt of PEG Inc.’s initial notice to PEG 1 and PEG 2.
Section 11.03 Disputes. Any dispute between the Parties arising with respect to the purchase and sale of Support Assets, including with respect to the fair market value of any Support Assets, shall be settled in accordance with Article VIII hereof.
Section 11.04 Transfer. PEG 1 and PEG 2, as applicable, will exercise commercially reasonable efforts to promptly transfer and assign to PEG Inc. any licenses, registrations, warranties, consents and other rights associated with any Support Assets purchased by PEG Inc. pursuant to the Purchase Right. In the event that any such license, registration, warranty, consent or other right is not by its terms transferable to PEG Inc., PEG 1 or PEG 2, as applicable, will enter into such arrangements that give PEG Inc. substantially the same benefit as though such license, registration, warranty, consent or other right was transferred to PEG Inc. pursuant to the Purchase Right.
ARTICLE XII
MISCELLANEOUS
Section 12.01 Assignment.
(a)    Assignment by PEG 1. PEG 1 may not assign this Agreement without the prior written consent of PEG Inc. and PEG 2.
(b)    Assignment by PEG 2. PEG 2 may not assign this Agreement without the prior written consent of PEG Inc. and PEG 1.

(c)    Assignment by PEG Inc. PEG Inc. may not assign this Agreement without the prior written consent of PEG 1 and PEG 2, provided, however, that PEG Inc. may pledge, collaterally assign, or encumber its rights under this Agreement to any lender of PEG Inc. or its Affiliates. In such event, PEG 1 and PEG 2 agree to execute a consent and/or acknowledgement to such collateral assignment in form and substance reasonably acceptable to PEG 1 and PEG 2 and consistent with thencurrent financing practices. Notwithstanding the foregoing, PEG Inc. may assign this Agreement without the prior written consent of PEG 1 or PEG 2 to any of its Affiliates, provided that such Affiliate agrees to be bound by the terms of this Agreement.
Section 12.02 Authorization. Except as expressly authorized in writing by PEG Inc. or PEG 2, as applicable, or as contemplated under the PEG 1 Services, PEG 1 nor any of its employees, officers or agents, shall have the right to bind PEG Inc. or PEG 2 or create any obligation or to make any representation on behalf of PEG Inc. or PEG 2. Except as expressly authorized in writing by PEG Inc. or PEG 1, as applicable, PEG 2 nor any of its officers or agents, shall have the right to bind PEG Inc. or PEG 1 or create any obligation or to make any representation on behalf of PEG Inc. or PEG 1. Except as expressly authorized in writing by PEG 1 and PEG 2, as applicable, or as contemplated under the PEG Inc. Services, PEG Inc. nor any of its employees, officers or agents, shall have the right to bind PEG 1 or PEG 2 or create any obligation or to make any representation on behalf of PEG 1 or PEG 2.
Section 12.03 Governing Law, Jurisdiction, Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York excluding any conflict-oflaws rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction irrespective of the choice of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York in connection with any claim, suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or any dealings between the Parties relating to the subject matter of this Agreement and the relationship that is being established. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM, SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED.
Section 12.04 No Partnership. Nothing contained in this Agreement and no action taken by any Party to this Agreement shall be (i) deemed to create any company, partnership, joint venture, association or syndicate among or between any of the Parties; or (ii) except as contemplated under the PEG Inc. Services or the PEG 1 Services, as applicable, deemed to confer on any Party any expressed or implied right, power or authority to enter into any agreement or commitment, express or implied, or to incur any obligation or liability on behalf of any other Party, except as expressly authorized in writing.
Section 12.05 Notice. All notices, requests, consents, demands and other communications (collectively “notices”) required or permitted to be given under this Agreement shall be in writing signed by the Party giving such notice and shall be given to each Party at its address or fax number set forth in this Section 12.05 or at such other address or fax number as such Party may hereafter specify for such purpose by notice to the other Party and shall be either delivered personally or sent by fax or registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized overnight courier service. A notice shall be deemed to have been given (i) when transmitted if given by fax or (ii) when delivered, if given by any other means. Notices shall be sent to the following addresses:

To PEG Inc.:
Pattern Energy Group Inc.
Pier 1, Bay 3
San Francisco, CA 94111
Attention: General Counsel
Facsimile: (415)362-7900
To PEG 1:
Pattern Energy Group LP
Pier 1, Bay 3
San Francisco, CA 94111
Attention: General Counsel
Facsimile: (415)362-7900
To PEG 2:
Pattern Energy Group 2 LP
Pier 1, Bay 3
San Francisco, CA 94111
Attention: General Counsel
Facsimile: (415)362-7900
Section 12.06 Usage. This Agreement shall be governed by the following rules of usage: (i) a reference in this Agreement to a Person includes, unless the context otherwise requires, such Person’s successors and permitted assignees; (ii) a reference in this Agreement to a law, license, or permit includes any amendment, modification or replacement to such law, license or permit; (iii) accounting terms used in this Agreement shall have the meanings assigned to them by GAAP; (iv) a reference in this Agreement to an article, section, exhibit, schedule or appendix is to an article, section, exhibit, schedule or appendix of this Agreement unless otherwise stated; (v) a reference in this Agreement to any document, instrument or agreement shall be deemed to include all appendices, exhibits, schedules and other attachments thereto and all documents, instruments or agreements issued or executed in substitution thereof, and shall mean such document, instrument or agreement, or replacement thereof, as amended, modified and supplemented from time to time in accordance with its terms and as the same is in effect at any given time; (vi) unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and (vii) the words “include” and “including” and words of similar import used in this Agreement are not limiting and shall be construed to be followed by the words “without limitation”, whether or not they are in fact followed by such words.
Section 12.07 Entire Agreement. This Agreement (including all appendices and exhibits thereto) constitutes the entire agreement and understanding of the parties thereto with respect to the subject matter hereof and supersedes all prior written and oral agreements and understandings with respect to such subject matter.
Section 12.08 Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but only by a document in writing signed by both Parties.
Section 12.09 Confidential Information.
(a)    Except as required by applicable law or explicitly required or permitted by this Agreement, no Party shall, without the prior written consent of the other Party, (i) disclose any confidential information obtained from the other Party to any third parties, other than to consultants, employees, officers and potential financing parties who have agreed to keep such information confidential as contemplated by this Agreement and who need the information to carry out the purpose for which they were engaged (ii) use any confidential information obtained from the other party except for the purposes set forth in the Agreement.

(b)    This Section 12.09 does not apply to information that the receiving party can demonstrate is presently a matter of public knowledge or which is or becomes available as a matter of public knowledge from a source which is not known to be prohibited from disclosing such information. In the event that a Party is requested or required by legal or regulatory authority to disclose any confidential information, the Party shall promptly notify the disclosing Party of such request or requirement prior to disclosure so that the disclosing Party may seek an appropriate protective order. Notwithstanding any other provision of this Agreement, the receiving Party shall have the right to disclose only so much of the confidential information as, in the advice of its legal counsel, the receiving party is legally required to disclose. In such an event, the receiving Party agrees to use good faith efforts to ensure that all confidential information that is so disclosed will be accorded confidential treatment.
(c)    The foregoing obligations will not apply to the tax treatment or tax structure of the transactions contemplated by this Agreement (the “Transaction”) and each Party (and any employee, representative, or agent of any party) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all other materials of any kind (including opinions or other tax analysis) that are provided to any party relating to such tax treatment and tax structure. However, any such information relating to such tax treatment and tax structure is required to be kept confidential to the extent necessary to comply with any applicable securities laws. The preceding sentences are intended to cause the Transaction not to be treated as having been offered under conditions of confidentiality for purposes of Sections 1.6011-4(b)(3) and 301.61112(a)(2)(ii) (or any successor provision) of the Treasury Regulations issued under the Internal Revenue Code of 1986, as amended, and will be construed in a manner consistent with such purpose.
Section 12.10 Discharge of Obligations. With respect to any duties or obligations discharged hereunder by a Party, such Party may discharge such duties or obligations through the personnel of an affiliate of such Party; provided that, notwithstanding the foregoing, the Party shall remain fully liable hereunder for such discharged duties and obligations, unless such duties are assigned pursuant to Section 12.01.
Section 12.11 Third Party Beneficiaries. Except as otherwise expressly stated herein, this Agreement is intended to be solely for the benefit of the Parties hereto and their permitted assignees and is not intended to and shall not confer any rights or benefits to the general public or any other third party not a signatory hereto.
Section 12.12 Severability. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.
Section 12.13 Binding Effect. The terms of this Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their successors and permitted assigns. Subject to Section 12.11, nothing in this Agreement, whether express or implied, shall be construed to give any Person other than a Party hereto any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein.
Section 12.14 Counterparts. This Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.
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IN WITNESS WHEREOF, the Parties have each caused this Agreement to be executed as of the date first above written.

PATTERN ENERGY GROUP INC.
By:	/s/ Daniel Elkort
	Name:	Daniel Elkort
	Title:	Executive Vice President

[Signature Page to Multilateral Management Services Agreement]

PATTERN ENERGY GROUP LP
By:	/s/ Dyann Blaine
	Name:	Dyann Blaine
	Title:	Vice President

[Signature Page to Multilateral Management Services Agreement]

PATTERN ENERGY GROUP 2 LP
By:	/s/ Dyann Blaine
	Name:	Dyann Blaine
	Title:	Vice President

[Signature Page to Multilateral Management Services Agreement]

Schedule 1
Shared PEG Executives

Executive	Title at PEG 1	Approximate expected allocation to PEG 1 and PEG 2 (collectively)
Mike Garland	Chief Executive Officer	30-50%
Hunter Armistead	Executive Vice President, Business Development	60-80%
Daniel Elkort	Executive Vice President and General Counsel	50-70%
Mike Lyon	Chief Financial Officer	20-40%
Esben Pedersen	Chief Investment Officer	40-60%
Kevin Deters	Vice President, Engineering & Construction	70-90%
Kevin Devlin	Senior Vice President, Strategic Operations	40-50%
Chris Shugart	Senior Vice President, Operations	10-20%

Schedule 1

Exhibit A
Methodology for Determining Allocation of Cost and Expenses

1.	Allocation of costs and expenses will be between Pattern Energy Group LP (PEG 1), Pattern Energy Group 2 LP (PEG 2) and Pattern Energy Group Inc. (PEG Inc.).

2.
Costs and expenses incurred at PEG 1 or any of its respective subsidiaries will be allocated to PEG Inc. and PEG 2, as applicable. Conversely, costs and expenses incurred at PEG Inc. or its subsidiaries will be allocated to PEG 1 and PEG 2, as applicable.

3.	Costs and expenses included in the allocation will be:

a.	Employee (labor) related, including but not limited to salaries and benefits;

b.	Travel and entertainment;

c.	Professional fees, including but not limited to consulting and legal;

d.	Information technology, including but not limited to computer hardware, network services, software licenses and telecom;

e.	General and administrative, including but not limited to insurance, rent, and other facilities, advertising, office supplies, public relations, and delivery charges;

f.
Cash bonus compensation for employees; provided, however, with respect to members of the executive management team of PEG Inc. or PEG 1, such bonus compensation will only be included to the extent that such compensation does not exceed 120% of the average compensation paid to such executive during the three (3) prior calendar years (after disregarding from such three-year average any compensation that exceeded such 120% threshold); and

g.	Non-cash compensation for employees, to the extent such non-cash compensation does not exceed 10% of the total compensation paid in such calendar year.

4.
Allocating labor and other costs and expenses will be determined by percentages based on timestudy results. Quarterly questionnaires will be completed by all employees and will require all employees to accurately designate time spent on various categories, including but not limited to development, construction, operating projects owned by PEG Inc. or general corporate matters.

5.	PEG 1 and PEG 2 will allocate costs and expenses to PEG Inc. by:

a.	Determining its total costs and expenses as listed above.

b.
Determine the allocation percentage from quarterly timestudy questionnaire results. In general, percent classifications to operating projects owned by PEG Inc. will be used to allocate costs from PEG 1 or PEG 2, as applicable, to PEG Inc.

c.	Allocated costs and expenses will be equal to total costs and expenses multiplied by the allocation percentage.

6.	PEG Inc. and PEG 2 will allocate costs and expenses to PEG 1 by:

a.	Determining its total costs and expenses as listed above.

Exhibit A

b.
Determine allocation percentage from quarterly timestudy questionnaire results. In general, percent classifications to operating projects owned by PEG Inc. will be attributed to PEG Inc. The remaining percentage will be used to allocate costs from PEG Inc. and PEG 2 to PEG 1.

c.	Allocated costs and expenses will be equal to total costs multiplied by the allocation percentage.

Exhibit A